Exhibit 99.2


MOTOR CLUB OF AMERICA PROPOSES TO ACQUIRE
NORTH EAST INSURANCE COMPANY

PARAMUS, N.J., Dec. 23 -- Motor Club of America (Nasdaq: MOTR; "Motor Club" or "Company") announced today that it submitted an offer to acquire North East Insurance Company (Nasdaq: NEIC; "North East") to the North East Board of Directors. The offer is non-binding and is conditioned upon North East not proceeding with its previously announced rights offering, which is presently set to expire December 29, 1998.

Motor Club of America is a property and casualty insurance holding company. Motor Club of America Insurance Company writes personal automobile insurance. Preserver Insurance Company writes small commercial and homeowners insurance. Both companies are rated B+ (Very Good) by A.M. Best Company.

SOURCE: Motor Club of America